Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FIRST QUARTER 2015 RESULTS

First Quarter 2015 Highlights

•                  Cash available for distribution (“CAD”) of $0.44 per share.

•                  First quarter 2015 cash dividend of $0.40 per common share.

•                  Announced spin-off of NorthStar Realty’s European commercial real estate business into a separate publicly-traded REIT.

•                  Subsequent to the first quarter 2015, NorthStar Realty acquired an approximately €1.1 billion pan-European office portfolio and an approximately €500 million pan-European predominately office portfolio.

NEW YORK, NY, May 8, 2015 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the first quarter ended March 31, 2015.

First Quarter 2015 Results

NorthStar Realty reported CAD for the first quarter 2015 of $136.5 million, or $0.44 per share. Net (loss) to common stockholders for the first quarter 2015 was $(31.6) million, or $(0.10) per diluted share.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

David T. Hamamoto, chairman and chief executive officer, commented, “NorthStar Realty is off to a strong start in 2015, including completing the acquisition of approximately $2 billion of high quality, pan-European predominantly office properties. The proposed spin-off of our European real estate business into a separate publicly-traded REIT remains on track for completion during the second half of 2015. In addition, we continue to have an active pipeline of diversified CRE investments that are expected to generate durable cash flows and build long-term value for our shareholders.”

Mr. Hamamoto added, “Currently, approximately 84% of our investments are comprised of directly and indirectly owned commercial real estate and we were pleased with the recent change of our ‘GICS’ code to an equity REIT, which is another step in the direction of further broadening our institutional shareholder base. We believe NorthStar Realty is exceptionally well positioned for the future and we remain committed to exploring all alternatives for creating shareholder value.”

Investments

Europe

•                  Subsequent to the first quarter 2015, NorthStar Realty acquired an approximately €1.1 billion pan-European office portfolio (the “SEB Portfolio”). The SEB Portfolio is comprised of 11 Class A office properties located across gateway cities in seven of Europe’s top markets: London, U.K.; Paris, France; Hamburg, Germany; Milan, Italy; Brussels, Belgium; Amsterdam and Rotterdam, Netherlands and Gothenburg, Sweden.

•                  Subsequent to the first quarter 2015, NorthStar Realty acquired an approximately €500 million pan-European predominately office portfolio (the “Trias Portfolio”) located across eight European countries including the U.K., Germany, France, Belgium, Netherlands, Spain, Portugal and Italy.

•                  NorthStar Realty expects to earn an initial weighted average current yield of approximately 8.5% on its approximately €800 million of invested equity in the SEB and Trias Portfolios, including expected incremental financing and other proceeds.

Healthcare Real Estate

•                  Subsequent to the first quarter 2015, NorthStar Realty entered into an agreement to acquire an $875 million healthcare real estate portfolio consisting of 32 independent living facilities. The agreement is structured as a joint venture owned 60% by NorthStar Realty and 40% by NorthStar Healthcare Income.  NorthStar Realty expects to earn an initial current yield of approximately 11% on its approximately $150 million of invested equity.

Hotel Real Estate

•                  NorthStar Realty entered into an agreement to acquire a $170 million hotel portfolio consisting of nine upscale extended stay and premium branded select service hotels containing over 1,000 rooms that are in key New England markets located in New Hampshire and Massachusetts. NorthStar Realty expects to earn an initial current yield of approximately 17% on its approximately $44 million of invested equity.

Multi-tenant Office Real Estate

•                  During the first quarter 2015, NorthStar Realty acquired an aggregate $95 million portfolio of seven multi-tenant office properties located in Denver, Colorado and Thousand Oaks, California. NorthStar Realty expects to earn an initial current yield of approximately 15% on its $28 million of invested equity.

NorthStar Realty Total Assets

•                  Assets as of March 31, 2015 totaled approximately $19.3 billion, including assets of deconsolidated CDOs and investments that NorthStar Realty acquired or committed to acquire subsequent to the first quarter 2015.

•                  Approximately 84% of the $19.3 billion of total assets are comprised of direct and indirect ownership interests in real estate, or approximately 82% excluding the European real estate assets expected to be contributed to NRE (as discussed below).

Supplemental Disclosure

•                  Please refer to the supplemental presentation that will be posted on NorthStar Realty’s website, www.nrfc.com, which provides substantial additional details regarding NorthStar Realty’s investments.

Liquidity, Financing and Capital Markets Highlights

Common Equity

•                  During the first quarter 2015, NorthStar Realty issued 7.0 million shares of its common stock through the September 2014 forward sale agreement and received net proceeds of $122 million.

•                  In March 2015, NorthStar Realty issued 12.0 million shares of its common stock, at a public offering price of $18.65 per share and received net proceeds of $217 million. In connection with the common offering, NorthStar Realty entered into a new forward sale agreement (the “Forward Sale Agreement”) with an affiliate of Deutsche Bank Securities Inc. (the “Forward Purchaser”), under which the Forward Purchaser sold 57 million shares of NorthStar Realty’s common stock. NorthStar Realty issued 12.3 million shares of its common stock through the Forward Sale Agreement and received net proceeds of $216 million.

•                  During the first quarter 2015, NorthStar Realty issued 1.4 million shares of common stock in connection with the exchange of $11.7 million principal amount of 5.375% exchangeable senior notes due 2033.

•                  Subsequent to the first quarter 2015, NorthStar Realty issued 12.5 million shares of its common stock under the Forward Sale Agreement and received net proceeds of $221 million. As of May 6, 2015, 32.3 million shares of common stock remain available for issuance through the Forward Sale Agreement for aggregate net proceeds of $569 million.

Corporate Related

•                  On February 26, 2015, NorthStar Realty announced that its board of directors unanimously approved a plan to spin-off its European real estate business into a newly-formed publicly-traded REIT, NorthStar Realty Europe Corp., or NRE, expected to be initially listed on the NYSE. Currently, NorthStar Realty has acquired approximately $2 billion of European real estate (excluding European healthcare assets) comprised of 49 properties spanning across some of Europe’s top markets that will be contributed to NRE upon the completion of the proposed European spin-off. An affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM) will manage NRE pursuant to a long-term management agreement substantially consistent with NorthStar Realty’s existing management agreement with NSAM. The proposed spin-off is expected to be completed in the second half of 2015. For further details related to the spin-off, please refer to the Investor Presentation posted on NorthStar Realty’s website, www.nrfc.com.

•                  Effective close of business on April 30, 2015, NorthStar Realty Finance’s Global Industry Classification Standard (GICS) code was reclassified from “Mortgage REIT” to “Diversified REIT”.

Liquidity as of May 6, 2015
$ in millions

Unrestricted cash	$220
Remaining proceeds subject to a forward sale agreement	569
Undrawn corporate revolving credit facility	130
Undrawn corporate term facility (1)	75

Total potential liquidity	$994

(1) Amount subject to entering into additional term loans under the terms of the UBS facility.

Stockholders’ Equity

Common shares, LTIPs and RSUs not subject to performance hurdles, outstanding
Amounts in millions

Weighted average for Q1’15	311.9

Total outstanding as of March 31, 2015	338.4
Common shares from forward sale agreement subsequent to 3/31/15	12.5

Total outstanding as of May 6, 2015	350.9

Potential Additional Shares

Common shares underlying remaining exchangeable notes	2.5
Common shares remaining subject to a forward sale agreement	32.3
Grand total	385.7

Earnings Conference Call

NorthStar Realty will host a conference call to discuss first quarter 2015 financial results on May 8, 2015, at 10:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, Chairman and Chief Executive Officer; Albert Tylis, President; Daniel Gilbert, Chief Investment and Operating Officer; and Debra Hess, Chief Financial Officer.

The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 888-349-9582, or for international callers, by dialing 719-325-2341, and using passcode 3088766.

A replay of the call will be available two hours after the call through Thursday, May 14, 2015 by dialing 888-203-1112 or, for international callers, 719-457-0820, using pass code 3088766.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate company that is organized as a REIT.  NorthStar Realty has announced a plan to spin-off its European real estate business into a separate publicly-traded REIT. NorthStar Realty is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share and dividends data)

(Unaudited)

	Three Months Ended
	March 31,
	2015(1)	2014(1)
Property and other revenues
Rental and escalation income	$166,509	$68,169
Hotel related income	168,727	—
Resident fee income	63,373	—
Other revenue	3,482	2,740
Total property and other revenues	402,091	70,909
Net interest income
Interest income	65,637	78,679
Interest expense on debt and securities	2,200	3,283
Net interest income on debt and securities	63,437	75,396
Expenses
Management fee, related party	48,231	—
Other interest expense	113,519	39,033
Real estate properties — operating expenses	205,426	21,958
Other expenses	577	746
Transaction costs	14,718	8,110
Provision for (reversal of) loan losses, net	483	1,886
General and administrative expenses
Salaries and related expense	3,755	3,328
Equity-based compensation expense(2)	10,830	3,905
Other general and administrative expenses	3,400	4,552
Total general and administrative expenses	17,985	11,785
Depreciation and amortization	109,726	27,049
Total expenses	510,665	110,567
Other income (loss)
Unrealized gain (loss) on investments and other	(36,031)	(142,340)
Realized gain (loss) on investments and other	14,924	(45,512)
Gain (loss) from deconsolidation of N-Star CDOs	—	3,355
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(66,244)	(148,759)
Equity in earnings (losses) of unconsolidated ventures	53,643	33,979
Income tax benefit (expense)	(1,664)	(2,187)
Income (loss) from continuing operations	(14,265)	(116,967)
Income (loss) from discontinued operations(2)(3)	(11)	(6,139)
Net income (loss)	(14,276)	(123,106)
Net (income) loss attributable to non-controlling interests	3,733	3,736
Preferred stock dividends	(21,059)	(15,591)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(31,602)	$(134,961)
Earnings (loss) per share:
Income (loss) per share from continuing operations	$(0.10)	$(0.80)
Income (loss) per share from discontinued operations	(0.00)	(0.04)
Basic	$(0.10)	$(0.84)
Diluted	$(0.10)	$(0.84)
Weighted average number of shares:(4)
Basic	308,536,466	160,514,590
Diluted	309,252,235	164,799,318
Dividends per share of common stock(4)	$0.40	$0.50

(1)         The consolidated financial statements for the three months ended March 31, 2015 represent NorthStar Realty’s results of operations subsequent to the spin-off of NorthStar Realty’s historical asset management business. Periods prior to June 30, 2014 present a carve-out of NorthStar Realty’s historical financial information including revenues and expenses allocated to NSAM related to NorthStar Realty’s historical asset management business and reported amounts in discontinued operations. As a result, results of operations for the three months ended March 31, 2015 may not be comparative to NorthStar Realty’s results of operations reported for the prior period presented.

(2)         The three months ended March 31, 2014 includes $5.7 million of equity-based compensation recorded in discontinued operations. There is no equity-based compensation recorded in discontinued operations for the three months ended March 31, 2015.

(3)         For the three months ended March 31, 2014, primarily relates to the operations of NSAM prior to the spin-off on June 30, 2014.

(4)         The three months ended March 31, 2014 is adjusted for the one-for-two reverse stock split completed on June 30, 2014. The dividend per share for the three months ended March 31, 2015 represents the dividend declared subsequent to the spin-off of NSAM.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands)

	March 31, 2015	December 31,
	(Unaudited)	2014

Assets
Cash and cash equivalents	$405,203	$296,964
Restricted cash	345,531	395,056
Operating real estate, net	10,265,747	10,274,581
Real estate debt investments, net	996,615	1,067,667
Investments in private equity funds, at fair value	924,942	962,038
Investments in unconsolidated ventures	204,045	207,777
Real estate securities, available for sale	818,225	878,514
Receivables, net	121,348	111,358
Receivables, related parties	2,928	3,158
Unbilled rent receivable, net	24,465	16,404
Derivative assets, at fair value	2,130	3,247
Deferred costs and intangible assets, net	807,591	812,583
Assets of properties held for sale	29,012	29,012
Other assets	796,807	267,997
Total assets(1)	$15,744,589	$15,326,356

Liabilities
Mortgage and other notes payable	$8,483,606	$8,535,863
CDO bonds payable, at fair value	383,110	390,068
Securitization bonds payable	—	41,823
Credit facilities	910,903	732,780
Exchangeable senior notes	31,515	41,762
Junior subordinated notes, at fair value	217,182	215,172
Accounts payable and accrued expenses	150,847	188,330
Due to related party	43,174	47,430
Escrow deposits payable	44,019	67,750
Derivative liabilities, at fair value	15,740	17,915
Liabilities of properties held for sale	28,962	28,962
Other liabilities	333,218	304,845
Total liabilities(2)	10,642,276	10,612,700

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 aggregate liquidation preference as of March 31, 2015 and December 31, 2014	939,118	939,118
Common stock, $0.01 par value, 500,000,000 shares authorized, 334,356,131 and 301,684,041 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	3,344	3,017
Additional paid-in capital	5,383,431	4,827,419
Retained earnings (accumulated deficit)	(1,586,520)	(1,422,399)
Accumulated other comprehensive income (loss)	29,234	49,540
Total NorthStar Realty Finance Corp. stockholders’ equity	4,768,607	4,396,695
Non-controlling interests	333,706	316,961
Total equity	5,102,313	4,713,656
Total liabilities and equity	$15,744,589	$15,326,356

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$4,558	$4,601
Operating real estate, net	—	7,137
Real estate debt investments, net	25,027	25,325
Real estate securities, available for sale	452,924	463,050
Receivables	2,162	2,304
Other assets	10,399	242
Total assets of consolidated VIEs	$495,070	$502,659

(2) Liabilities of consolidated VIEs included in the total liabilities above:
CDO bonds payable, at fair value	$383,110	$390,068
Accounts payable and accrued expenses	1,355	1,761
Derivative liabilities, at fair value	15,502	17,707
Other liabilities	1,466	1,784
Total liabilities of consolidated VIEs	$401,433	$411,320

Non-GAAP Financial Measure

Included in this press release is Cash Available for Distribution, or CAD, a certain “non-GAAP financial measure”, which measures NorthStar Realty’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  NorthStar Realty believes this metric can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability. We also believe that CAD is useful because it adjusts for a variety of cash (such as transaction costs and cash flow related to N-Star CDO equity interests) and non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, asset impairment; bad debt expense and non-cash interest income and expense items). We adjust for transaction costs because these costs are not a meaningful indicator of our recurring operating performance.  For instance, these transaction costs include costs such as professional fees associated with new investments, which are non-recurring expenses related to specific transactions.  We also adjust for the cash flow related to N-Star CDO equity interests which represents the net interest generated from the N-Star CDO equity interests.  This net interest is a component of our ongoing return on its investment, and therefore, is adjusted in CAD as it provides investors and management with a meaningful indicator of our recurring operating performance.  Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  N-Star CDO bond discounts relates to repurchased CDO bonds of consolidated CDO financing transactions at a discount to par. These CDO bonds typically have a low interest rate and the majority of the return is generated from repurchasing the CDO bonds at a discount to expected recovery value.  Because the return generated through the accretion of the discount is a meaningful contributor to our recurring operating performance, such accretion is adjusted in CAD.  The computation for the accretion of the discount under U.S. GAAP and CAD is the same.  However, for CDO financing transactions that are consolidated under U.S. GAAP, the CDO bonds are not presented as an investment but rather are eliminated in our consolidated financial statements. In addition, we adjust for distributions and adjustments to joint venture partners which represent the net return generated from our investments allocated to our non-controlling interests. For our owned hotels, our CAD calculation is equivalent to earnings before interest, taxes, depreciation and amortization (EBITDA), the hotel industry standard metric, which does not make an adjustment for FF&E reserves. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of consolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for loan losses, net; impairment on depreciable property; bad debt expense; deferred tax benefit (expense); acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs.  These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NorthStar Realty urges investors to carefully review the U.S. GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months ended March 31, 2015 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

Three Months Ended
March 31, 2015

Net income (loss) attributable to common stockholders	$(31,602)
Non-controlling interests	(3,733)

Adjustments:
Depreciation and amortization items (1)	130,451
N-Star CDO bond discounts (2)	2,438
Non-cash net interest income in consolidated N-Star CDOs	(8,343)
Unrealized (gain) loss from fair value adjustments / Provision for loan losses, net	33,467
Realized (gain) loss on investments	(1,697)
Distributions / adjustments to joint venture partners	(8,453)
Transaction costs and other (3)	23,967

CAD	$136,495

CAD per share (4)	$0.44

(1)         The three months ended March 31, 2015 includes depreciation and amortization of $110.4 million (including $0.7 million related to unconsolidated ventures), straight-line rental income of $(7.9) million, amortization of above/below market leases of $2.7 million, amortization of deferred financing costs of $13.6 million, amortization of discount on financings and other of $0.8 million and amortization of equity based compensation of $10.8 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity. For CDOs that were deconsolidated, CDO bond accretion is included in net income attributable to common stockholders from the date of deconsolidation.

(3)         The three months ended March 31, 2015 includes $14.7 million of transaction costs, $8.7 million of cash flow related to N-Star CDO equity interests, $0.8 million of bad debt expense and $(0.3) million of deferred tax benefit.

(4)         CAD per share does not take into account any potential dilution from our outstanding exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, our ability to complete the spin-off of our European real estate business, which we announced we are exploring on February 26, 2015: the risks relating to the spin-off of our European real estate business (excluding our European healthcare assets) and operating our existing company and our European real estate business as separate companies; our ability to realize the benefits of the European spin-off, including cap rate compression, multiple expansion, the target leverage profile, and lower cost of capital; the growth prospects of our business in the United States, as well as the proposed spin-off of our European real estate business (excluding our European healthcare assets); the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, NorthStar Asset Management Group Inc. (NSAM), the allocation of investments by our manager among us and our manager’s other managed companies, and various conflicts of interest in our relationship with NSAM; the performance of our real estate portfolio generally; our ability to maintain dividend payments, at current or anticipated levels, or at all; the diversification of our portfolio; our ability to close on our recent commitments to acquire real estate investments; our liquidity and financial flexibility, including the timing and amount of borrowings under our revolving credit facility and facility agreement; our ability to comply with the required affirmative and negative covenants, including the financial covenants; the anticipated strength and growth of our business; whether we can generate durable cash flows and build long-term value with our pipeline of investment opportunities; NSAM’s ability to source and consummate attractive investment opportunities on our behalf, both domestically and internationally; whether we will realize any potential upside in our limited partnership interests in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; the equity and debt mix of our real estate portfolio, including any concentration of European investments; the performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; our ability to generate attractive risk-adjusted total returns; whether we will produce higher cash available for distribution (CAD) per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to meet various coverage tests with respect to our CDOs; our dividend yield; the size and timing of offerings or capital raises; the ability to opportunistically participate in commercial real estate refinancings; the ability to capitalize on attractive investment opportunities and enhance shareholder value; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; adverse economic conditions and the impact on the commercial real estate industry; our use of leverage; our ability to obtain mortgage financing on our real estate portfolio; the effect of economic conditions on the valuations of our investments; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our CAD; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to comply with domestic and international laws or regulations governing various aspects of our business; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; competition for qualified personnel, our ability to retain key personnel and potential changes to personnel providing management services to us; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772